SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)




                                  INFOCUS CORP
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    452919103
                                 (CUSIP Number)



     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 452919103              13G                        Page 1  of  4 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     Lord, Abbett & Co.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-5620131
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
      N/A
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA:PN

________________________________________________________________________________

Item 1.

     (a)      See Front Cover Page
     (b)      27700B SW Parkway Avenue
              Wilsonville, OR 97070-9215


Item 2.

     (a)      Lord, Abbett & Co.
     (b)      90 Hudson Street
              Jersey City, NJ 07302

     (c)      New York

     (d)      See Front Cover Page

     (e)      See Front Cover Page

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (e) Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940

Item 4.       Ownership

     (a)      See No. 9
     (b)      See No. 11
     (c)
              (i)    See No. 5
              (ii)   See No. 6
              (iii)  See No. 7
              (iv)   See No. 8

Item 5.       Owner of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              N/A

Item 8.       Identification and Classification of Members of the Group

              N/A

Item 9.       Notice of Dissolution of Group

              N/A

Item 10.      Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              January 19, 2001
Date


              /s/ Paul A. Hilstad
              General Counsel
Signature